Exhibit 10.1

AMENDMENT NO. 1

TO

STOCK EXCHANGE AND STOCKHOLDERS AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of September 14, 2026, is entered into by and between CitroTech Inc., a Wyoming corporation (“CITR”), and BoltRock Holdings, LLC, a Delaware limited liability company (“Exchange Party”), and amends that certain Stock Exchange and Stockholders Agreement, dated as of May 28, 2026, between CITR and Exchange Party (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, CITR’s Common Stock is listed on the NYSE American LLC, and the parties wish to ensure that the board nomination rights under the Agreement are proportionate to Exchange Party’s beneficial ownership of CITR’s outstanding voting power and comply with the applicable listing standards of the NYSE American LLC;

WHEREAS, Section 9.4 of the Agreement provides that no amendment or modification of the Agreement shall be binding unless made by a written instrument signed by both parties; and

WHEREAS, the parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Amendment of Section 6.1. Section 6.1 of the Agreement is amended and restated in its entirety as follows:

“Section 6.1. Right to Designate a Nominee to the Board of Directors of CITR.

(a) Nomination Right. For so long as Exchange Party, together with its affiliates and any other Person with whom Exchange Party forms a “group” within the meaning of Section 13(d) of the Exchange Act with respect to CITR’s voting securities (collectively, the “Exchange Party Group”), beneficially owns voting securities representing at least a percentage of the total voting power of CITR’s outstanding voting securities entitled to vote generally in the election of directors equal to one divided by the total number of directorships constituting the entire Board, whether or not any such directorship is vacant (the “Ownership Threshold”), Exchange Party shall have the right, but not the obligation, to designate one individual as a nominee for election to the Board (the “Nominee”). In no event shall the Exchange Party Group be entitled to designate more than one Nominee in the aggregate under this Agreement and any other agreement with CITR. The Ownership Threshold shall adjust automatically upon any change in the size of the Board without any further amendment to this Agreement.

(b) Company Obligations. Subject to the terms of this Section 6.1, CITR shall include the Nominee in the slate of nominees recommended by the Board (or any nominating committee thereof) for election at the applicable annual or special meeting of stockholders and shall solicit proxies in favor of the Nominee on substantially the same basis as CITR solicits proxies for its other nominees. Election of the Nominee shall remain subject to the requisite vote of CITR’s stockholders.

(c) Qualifications and Compliance. Each Nominee must be eligible to serve as a director under applicable law and CITR’s organizational documents and must satisfy CITR’s generally applicable director qualification policies, in each case as applied consistently to all director nominees. CITR shall not be required to nominate any Person if such Person’s election would cause CITR not to comply with applicable Board composition requirements under the listing standards of the NYSE American LLC, after giving effect to any applicable exemption, transition period or cure period. In that event, Exchange Party may designate a replacement Nominee. A Nominee may serve on a committee of the Board only if the Nominee satisfies the applicable qualification and independence requirements for that committee, including the requirements of Rule 10A-3 under the Exchange Act for service on the audit committee. Each Nominee, if elected, shall be subject to the same confidentiality obligations, code of conduct, corporate governance guidelines and other policies applicable to CITR’s other directors.

1

(d) Termination. Exchange Party’s rights under this Section 6.1 shall automatically and permanently terminate when the Exchange Party Group ceases to satisfy the Ownership Threshold and shall not be reinstated as a result of any subsequent acquisition of voting securities. If a Nominee designated by Exchange Party is serving on the Board at such time, Exchange Party shall use its reasonable best efforts to cause such Nominee to promptly offer to resign from the Board, and the Board shall determine whether to accept such resignation in accordance with its fiduciary duties and applicable law. Any continued service of such Nominee on the Board following termination of Exchange Party’s rights under this Section 6.1 shall be solely in such Nominee’s capacity as a duly elected director and shall not be deemed an exercise or continuation of any nomination or designation right of Exchange Party under this Agreement.

(e) Board Observer. At any time when Exchange Party is entitled to designate a Nominee but no Nominee designated by Exchange Party is serving on the Board, Exchange Party may designate one non-voting observer to attend regular and special meetings of the Board and receive copies of materials furnished to directors at the same time such materials are furnished to the Board (the “Board Observer”), subject to the Board Observer’s execution of a customary confidentiality agreement in form and substance reasonably acceptable to CITR. The Board may exclude the Board Observer from any meeting or portion thereof and withhold any materials if the Board determines in good faith that doing so is necessary or advisable to preserve attorney-client privilege, address an actual or potential conflict of interest, comply with applicable law or a contractual confidentiality obligation, or protect competitively sensitive information. The Board Observer shall have no voting, consent or quorum rights, shall not be deemed a director of CITR and shall have no authority to bind CITR.

(f) General Compliance. The rights under this Section 6.1 are subject to applicable law, the listing standards of the NYSE American LLC and the fiduciary duties of the Board.”

2.	Amendment of Section 6.5. Section 6.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.5. Survival. Section 6.1 of this Agreement shall survive the Closing and shall terminate as provided therein. Section 6.2 of this Agreement shall survive the Closing and shall terminate and be of no further force or effect when Exchange Party ceases to be a Ten Percent Holder. Section 6.3 and Section 6.4 shall survive the Closing and shall terminate and be of no further force or effect when Exchange Party ceases to hold any BRH Securities.”

3.	No Other Amendments; Full Force and Effect. Except as expressly amended by this Amendment, the Agreement remains in full force and effect and is ratified and confirmed in all respects. On and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and refer to the Agreement as amended by this Amendment.

4.	Governing Law; Venue and Jurisdiction. Article VII of the Agreement is incorporated into this Amendment by reference, mutatis mutandis, as if set forth in full herein.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which (including by electronic means or by email in portable document format) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

6.	Entire Agreement. This Amendment, together with the Agreement (as amended hereby), constitutes the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

[Signature page follows]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CITROTECH INC.

By: /s/ Wesley J. Bolsen ________________

Name: Wesley J. Bolsen

Title: Chief Executive Officer

BOLTROCK HOLDINGS, LLC

By: /s/ Craig Huff _______________

Name: Craig Huff

Title: Managing Member

3